Gammon Lake Resources Inc.

Interim Consolidated Financial Statements

June 30, 2006

Gammon Lake Resources Inc.
Interim Consolidated Balance Sheets
	June 30	December 31
	2006	2005
	(Unaudited)

Assets
Current
Cash and cash equivalents	$2,177,643	$6,701,543
Receivables
Commodity taxes	11,484,169	9,558,654
Other	2,822,878	2,747,728
Prepaids and deposits	590,536	289,736
Inventories:
Supplies	3,173,414	2,056,963
Ore stockpiles	2,435,222	-
Ore in process	8,176,499	-
Due from related companies (Note 9)	349,176	626,228
	31,209,537	21,980,852

Deposits on capital equipment and capital projects (Note 3)	312,200	1,762,696
Long term investment (Note 4)	18,196,000	10,632,000
Mining interests and capital assets (Note 5)	282,762,319	224,579,967
Long term inventory ore in stockpiles	2,625,548	-

	$335,105,604	$258,955,515

Liabilities
Current
Payables and accruals	$8,358,891	$10,552,274
Current portion of long-term debt and capital leases	34,818,902	24,935,455
	43,177,793	35,487,729

Long term debt and capital leases (Note 6)	80,619,588	21,203,828
Other liabilities	248,689	276,126
Future income taxes	-	7,336,000
	124,046,070	64,303,683

Shareholders' Equity

Capital stock (Note 7)	233,714,823	218,974,423
Contributed surplus (Note 7)	29,778,475	20,255,579
Deficit	(52,433,764)	(44,577,870)
	211,059,534	194,651,832

	$335,105,604	$258,955,515

Nature of operations and going concern assumption (Note 1)
Subsequent event (Note 4)

On behalf of the Board

"Fred George"	Director	"Brad Langille"	Director

See accompanying notes to the consolidated financial statements.

Gammon Lake Resources Inc.
Interim Consolidated Statements of Operations and Deficit

	Three months	Three months	Six Months	Six Months
	ended	ended	ended	ended
	June 30, 2006	July 31, 2005	June 30, 2006	July 31, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues
Revenues from mining operations	$13,163,868	$-	$15,251,906	$-

Expenses
Production costs	4,465,924	-	8,100,539	-
Refining costs	68,124	-	81,516	-
General and administrative	17,086,557	2,311,688	19,768,295	4,920,619
Amortization & depletion	1,624,892	183,493	2,420,758	309,441
Interest	1,465,595	-	1,959,939	-

	24,711,092	2,495,181	32,331,047	5,230,060

Loss before other items	(11,547,224)	(2,495,181)	(17,079,141)	(5,230,060)

Foreign exchange gain (loss)	2,147,825	(1,128,002)	1,568,278	(869,344)
Gain/(loss) on equity investment	(215,000)	(601,000)	189,000	(899,000)
Interest and sundry	281,669	377,852	449,906	940,685

	2,214,494	(1,351,150)	2,207,184	(827,659)

Loss before income taxes	$(9,332,730)	$(3,846,331)	$(14,871,957)	$(6,057,719)

Income taxes (recovery)	(6,886,985)	(276,602)	(7,016,063)	(211,938)

Net loss	$(2,445,745)	$(3,569,729)	$(7,855,894)	$(5,845,781)

Loss per share (Note 8)	$(0.03)	$(0.05)	$(0.10)	$(0.08)

Deficit, beginning of period	$(49,988,019)	$(29,400,631)	$(44,577,870)	$(27,124,579)

Net loss	(2,445,745)	(3,569,729)	(7,855,894)	(5,845,781)

Deficit, end of period	$(52,433,764)	$(32,970,360)	$(52,433,764)	$(32,970,360)

See accompanying notes to the consolidated financial statements.

Gammon Lake Resources Inc.
Interim Consolidated Statements of Cash Flows
Three months		Three months	Six Months	Six Months
	ended	ended	ended	ended
	June 30, 2006	July 31, 2005	June 30, 2006	July 31, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Decrease in cash and cash equivalents

Operating
Net loss	$(2,445,745)	$(3,569,729)	(7,855,894)	$(5,845,781)
Amortization & depletion	1,624,892	183,493	2,420,758	309,441
Unrealized foreign exchange (gain) loss	(3,264,036)	563,468	(3,055,304)	304,810
Stock option expense	13,448,786	-	13,448,786	1,478,080
Future income tax recovery	(7,206,922)	(242,058)	(7,336,000)	(211,938)
Accrued interest on long term debt	432,375	-	533,950	-
(Gain)/loss on long term equity investment	215,000	601,000	(189,000)	899,000

Change in non-cash operating working capital (Note 10)	(4,835,876)	(989,351)	(9,008,425)	55,088

	(2,031,526)	(3,453,177)	(11,041,129)	(3,011,300)

Investing
Acquisition of investment	-	-	(7,375,000)	-
Advances to related companies	297,540	(87,087)	277,052	(138,969)
Expenditures on mining interests and related deferred costs and acquisition of capital assets	(42,917,632)	(36,680,850)	(68,992,757)	(63,204,416)
	(42,620,092)	(36,767,937)	(76,090,705)	(63,343,385)

Financing
Repayment of capital lease	(152,916)	-	(378,998)	-
Increase in long-term debt	45,379,847	-	72,172,122	-
Proceeds from exercise of options	449,750	2,266,950	10,814,810	2,366,950
	45,676,681	2,266,850	82,607,934	2,366,950
Net increase (decrease) in cash and cash equivalents	1,025,063	(37,954,164)	(4,523,900)	(63,987,735)

Cash and cash equivalents
Beginning of period	1,152,580	73,354,513	6,701,543	99,388,084

End of period	$2,177,643	$35,400,349	$2,177,643	$35,400,349

See accompanying notes to the consolidated financial statements.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
June 30, 2006
(Unaudited)

1.         Nature of operations and going concern assumption

Gammon Lake Resources Inc. (the "Company") is a publicly traded company, engaged in the acquisition, exploration and development of resource properties in Mexico. The Company is continued under Part 1A of the Companies Act (Quebec) and its common shares are listed on the Toronto Stock Exchange (TSX:GAM) and the American Stock Exchange (AMEX:GRS).

In 2005, the Company changed its year-end from July 31 to December 31, and is reporting for the second quarter ended June 30, 2006. The reason for the change of year-end was to make the reporting period of the Company consistent with other emerging precious metal producing issuers.

These financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

The Company is in the advanced stages of construction of the mill at the Ocampo Mine. The Company has completed all the necessary construction to run its crushing facilities and heap leach pad. The Company has been crushing ore since January 3, 2006 and produced its first dore bar on February 1, 2006. During the quarter, the Company realized revenue from the sale of dore bars and has expensed costs related to the production of gold and silver. The Company was able to secure an additional US$40 million extension to the existing facility with Scotia Capital and Societe Generale, and believes it has a sufficient amount of liquidity to complete the remaining components of the project and finance its operations.

If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reporting revenues and expenses, and the balance sheet classifications used

2.         Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements are prepared by management in accordance with Canadian generally accepted accounting principles (GAAP), and have been prepared following the same accounting policies and method of computation as the audited financial statements for the period ended December 31, 2005. These interim financial statements should be read in conjunction with the audited financial statements and notes for the period ended December 31, 2005 since they do not include all the disclosures required by GAAP.

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Gammon Lake Resources (NS) Incorporated, Gammon Lake de Mexico S.A. de C.V., Gammon Lake Resources (USA) Inc. and Gammon Lake Resources (Barbados) Inc.

Revenue recognition

Revenue is recognized when: (i) persuasive evidence that a sales arrangement exists; (ii) the risks and rewards of ownership pass to the purchaser including delivery of the product; (iii) the selling price is fixed or determinable, and (iv) collectibility is reasonably assured.

Sale of the dore bars are recorded at the time of shipping to the third-party refinery. Revenue from the sale of dore may be subject to adjustment upon final settlement of estimated metal prices, weights and assays.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
June 30, 2006
(Unaudited)

2.         Summary of significant accounting policies

Inventories

Ore stockpiles and ore in process are stated at the lower of cost and net realizable value. The cost of gold and silver produced include all costs incurred up until production of an ounce of gold such as mining costs, amortization and depletion, mine general and administrative expenses, but excluding transportation, refining and taxes. Supplies are valued at the lower of cost and replacement cost.

3.         Deposits on capital equipment and capital projects

The company has deposits on capital equipment of $312,200 (December 31, 2005 - $1,762,696) relating to the Open-Pit and Underground operations.

4.         Long term investment and subsequent event

The market value of the investment in Mexgold Resources Inc. as at June 30, 2006 was $99,581,500 (December 31, 2005 - $53,192,000). On February 26, 2006, the Company exercised 2.95 million warrants to purchase Mexgold common shares at an exercise price of $2.50 each for a total investment of $7,375,000.

On August 3, 2006, the Ontario Superior Court of Justice issued a final order approving the proposed business combination of Mexgold Resources Inc. and the Company. Each common share of Mexgold Resources Inc. will entitle its holder to receive 0.47 of a common share of the Company. The Company will issue 21,786,333 common shares and up to an aggregate of 5,564,696 common share options to holders of Mexgold options. On

August 8, 2006, the Company acquired all of the issued and outstanding common shares and stock options of Mexgold Resources Inc. by way of a plan of arrangement. As a result of the arrangement, Mexgold is now a wholly owned subsidiary of the Company, and Mexgold has applied to delist its common shares from the TSX Venture Exchange.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
June 30, 2006
(Unaudited)

5.         Mining interests and capital assets

	June 30, 2006			December 31, 2005

		Accumulated	Net Book		Accumulated	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value

Mining properties – Ocampo	156,936,381	3,522,845	153,413,536	150,193,940	-	150,193,940
Equipment under capital lease	4,116,614	234,458	3,882,156	4,116,614	-	4,116,614
Plant and equipment	130,662,083	5,195,456	125,466,627	71,640,793	1,371,380	70,269,413

	$291,715,078	$ 8,952,759	$ 282,762,319	$ 225,951,347	$ 1,371,380	$ 224,579,967

The carrying value of mineral properties represents the accumulated costs to date for the acquisition of and exploration and development cost incurred by the Company on its non-producing mineral property located in Ocampo, Mexico. Amortization of tangible capital assets does not commence until they are available at the mine site or in use. Depletion of the mineral properties commenced once the Company began production and are depleted using the unit of production method based on estimated recoverable reserves.

6.         Obligations under long-term debt and capital leases

Consolidated long-term debt and capital leases:

	June 30	December 31
	2006	2005

a) Total lease payments ending December, 2008	$2,226,634	$2,693,418
b) Other	95,767	117,426
c) Soyopa loan	7,805,000	8,161,300
d) Revolving credit facility	$105,311,089	$35,167,139

	115,438,490	46,139,283

Less: Current portion	34,818,902	24,935,455

	$80,619,588	$21,203,828

The estimated future minimum lease and debt payments under all facilities are as follows:

2007     $34,818,902
2008     $43,903,003
2009     $36,716,585

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
June 30, 2006
(Unaudited)

6.         Obligations under long-term debt and capital leases (continued)

	June 30	December 31
	2006	2005

a) Total lease payments	$2,416,056	$2,961,933
36 months, Libor + 2.75%, equal payments of principal and interest of $74,781 per month commencing December 1, 2005

Less: Interest on lease	189,422	268,515

Present value of lease payments	2,226,634	2,693,418

Less: Current portion	878,404	816,793

	$1,348,230	$1,876,625

The Company is obligated under capital leases for mobile equipment. All capital leases agreements provide that the Company can purchase the leased equipment at the end of the lease term for a nominal amount. The estimated future minimum lease payments under the lease are as follows:

2007         $878,404
2008         $938,490
2009         $409,740

	June 30	December 31
	2006	2005

b) Total lease payments	$104,132	$129,383

Less: Interest on lease	8,365	11,957

Present value of lease payments	95,767	117,426

Less: Current portion	45,159	42,827

	$50,608	$74,599

The Company is obligated under capital leases for computer hardware and software for terms ranging from two to three years. All capital lease agreements provide that the Company can purchase the leased equipment for a nominal amount at the end of the leased term. The estimated future minimum lease payments under the lease are as follows:

2007         $45,159
2008         $37,013
2009         $13,595

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
June 30, 2006
(Unaudited)

6.         Obligations under long-term debt and capital leases (continued)

	June 30	December 31
	2006	2005
c) Soyopa loan, non-interest bearing, translated to
Canadian dollars at the balance sheet date.	$7,805,000	$8,161,300

Less: Current portion	$3,902,500	$4,080,650

	$3,902,500	$4,080,650

The long term debt payable to Soyopa is non-interest bearing with terms of repayment as follows:

i.)              US $3,500,000 on or before November 23, 2006;

ii.)             US $3,500,000 on or before November 23, 2007;

iii.)            In the event that the Company has commenced production of gold and/or silver from the mining title acquired prior to November 23, 2006, the Company is required to pay Soyopa US $1,000,000, annually, commencing on the first anniversary of the start of production which will reduce the remaining amount due;

iv.)            In the event the Company sells or transfers title to the concessions to a third party, the US $7,000,000 or the amount remaining, becomes due.

The long term debt is secured by a first charge over certain mineral properties. The estimated future minimum debt payments under the facility are as follows:

2007         $3,902,500
2008         $3,902,500

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
June 30, 2006
(Unaudited)

6.         Obligations under long-term debt and capital leases (continued)

	June 30	December 31
	2006	2005

d) Revolving credit facility	$105,311,089	$35,167,139

Less: Accrued interest	724,089	190,139
	104,587,000	34,977,000
Less: Current portion	29,992,839	19,995,185

	$74,594,161	$14,981,515

On October 14, 2005 and May 19, 2006, the Company secured a credit facility with Scotia Capital Inc and Societe Generale. The facility is secured and consists of a two-year revolving term facility of U.S. $20,000,000, and a three year non-revolving facility of U.S. $87,500,000. The loan is repayable in equal quarterly instalments of US$8,750,000 commencing on December 29, 2006. Interest is payable at Prime Rate plus 1.25% or in the case of US dollar advances, LIBOR + 2.25%. The Company has met all of the conditions precedent under the facility, and as at June 30, 2006 had drawn US$93,800,000.

The estimated future minimum debt payments under the facility are as follows:

2007         $29,992,839
2008         $39,025,000
2009         $36,293,250

7.         Capital stock

a) Authorized:

Unlimited number of common shares

Unlimited number of non-cumulative, dividends to be determined by the Board of Directors not to exceed 12%, non-participating, non-voting, Class "A" preferred shares, redeemable at their paid-in value.

Unlimited number of non-cumulative, dividends to be determined by the Board of Directors not to exceed 13%, non-participating, non-voting, Class "B" preferred shares, redeemable at their paid-in value.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
June 30, 2006
(Unaudited)

7.         Capital stock (continued)

Issued and outstanding:

	Number of
	Common	Ascribed
	Shares	Value

Balance, December 31, 2005	76,370,224	$ 218,974,423

For cash pursuant to exercise of share purchase options	2,760,500	10,365,060
Fair value of options exercised	-	3,740,640

Balance, March 31, 2006	79,130,724	$ 233,080,123

For cash pursuant to exercise of share purchase options	205,000	449,750
Fair value of options exercised	-	184,950

Balance, June 30, 2006	79,335,724	$ 233,714,823

b) Contributed Surplus
	June 30
	2006

Contributed surplus, December 31, 2005	20,255,279

Deduct: Fair value of options exercised	(3,740,640)

Contributed surplus, March 31, 2006	$16,514,639

Add: Stock option expense for the period	13,448,866
Deduct: Fair value of options exercised	(184,950)

Contributed surplus, June 30, 2006	$29,778,475

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
June 30, 2006
(Unaudited)

7.         Capital stock (continued)

c) Fixed Options

	June 30, 2006		December 31, 2005
	Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding, beginning of period	9,032,000	$4.75	11,389,500	$4.16
Granted	2,555,000	$10.61	620,000	$9.05
Exercised	(2,965,500)	$(3.65)	(2,977,500)	$(3.28)

Outstanding, end of period	8,621,500	$6.87	9,032,000	$4.75

Options exercisable, end of period	8,621,500	$6.87	8,587,000	$4.56

During the six months ended June 30, 2006, Employees, Consultants, Officers and Directors of the Company exercised 2,965,500 options for total proceeds of $10,814,810. During the six months ended June 30, 2006, 3,000,000 options were approved at the Annual and Special Meeting of the Shareholders held on May 10, 2006, and vested upon shareholder approval. As a result, $4,253,818 was recorded as wages and benefits, and $9,194,968 as professional fees with a corresponding credit to contributed surplus. The fair value of the options granted was calculated using the Black-Scholes option pricing model with the following assumptions:

Dividend yield                      0%
Expected volatility         43.82%
Risk free interest rate      3.93%
Expected life                   5 years

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
June 30, 2006
(Unaudited)

7.         Capital stock (continued)

Set forth below is a summary of the outstanding options to purchase common shares as at June 30, 2006.

	Options Outstanding			Options Exercisable
			Weighted
		Weighted	average
		average	remaining		Weighted
	Number	exercise	contractual life	Number	average
Option Price	outstanding	price	(yrs)	exercisable	exercise price

$ 2.51 - $ 3.00	1,550,000	$ 2.60	2.01	1,550,000	$ 2.60

$ 5.01 - $ 5.50	2,240,000	$ 5.45	2.60	2,240,000	$ 5.45

$ 6.01 - $ 6.50	1,591,500	$ 6.12	3.61	1,591,500	$ 6.12

$ 7.01 - $ 7.50	25,000	$ 7.00	0.13	25,000	$ 7.00

$ 7.51 - $ 8.00	50,000	$ 7.94	2.87	50,000	$ 7.94

$9.00 – $9.05	520,000	$9.05	4.34	520,000	$9.05

$9.51 - $10.00	90,000	$10.00	3.62	90,000	$10.00

$10.01-$10.50	555,000	$10.49	4.96	555,000	$10.49

$10.51 - $10.64	2,000,000	$10.64	4.69	2,000,000	$10.64

8.         Loss per share

Loss per share is calculated based on the weighted average number of shares outstanding during the six months ended June 30, 2006 of 78,725,419 (July 31, 2005 – 72,836,681) and the three months ended June 30, 2006 of 79,326,713 (three months ended July 31, 2005 – 73,264,428).

Diluted earnings (loss) per share is based on the assumption that options under the stock options plan and warrants have been exercised on the later of the beginning of the year and the date granted. The diluted weighted average number of shares for the period ended June 30, 2006 and July 31, 2005 were not presented, as all factors are anti-dilutive.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
June 30, 2006
(Unaudited)

9.         Related party transactions

The Company has the following amounts owing from related companies for general overheads paid for by Gammon Lake Resources Inc. Gammon Lake Resources Inc. and Mexgold Resources Inc. share the same office premises in Canada and Mexico, and Gammon Lake Resources Inc. pays for the common costs and invoices Mexgold Resources Inc. on a quarterly basis:

	June 30	December 31
	2006	2005

Due from related companies	$349,176	$626,228

The Company paid the following amounts to directors for services other than their capacity as directors, and companies controlled by or related to directors. The Company also pays a third party company related to a director for the provision of workers in our Mexican operations, and pays a markup of cost plus 10%.

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30	July 31	June 30	July 31
	2006	2005	2006	2005

Management fees	$-	$70,782	$-	$191,902
Mineral property exploration expenditures	2,485,381	2,189,637	9,186,767	3,162,007

	$2,485,381	$2,260,419	$9,186,767	$3,353,909

The Company received the following amounts from related companies:

Professional fees	$105,500	$12,900	$130,700	$24,000
Travel	65,620	29,300	145,590	62,170
General & Administrative	18,984	20,600	205,421	36,470

	$190,104	$62,800	$481,711	$122,640

All related party transactions which occur in the normal course of operations are recorded at the exchange amount. During the period, Gammon charged a management fee to Mexgold Resources Inc. to recover expenditures related to professional fees, travel, and general and administrative expenses. The amounts due from Mexgold Resources Inc. are non-interest bearing with no fixed term of repayment.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
June 30, 2006
(Unaudited)

10.        Supplemental cash flow information

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30	July 31	June 30	July 31
	2006	2005	2006	2005

Change in non-cash working capital:
Receivables	$(1,551,423)	$(1,383,608)	$(2,000,665)	$(3,172,815)
Prepaids and deposits	(146,588)	(844,950)	(300,800)	2,094,648
Inventory	(5,601,308)	-	(9,193,101)	-
Payables and accruals	2,463,443	1,239,207	2,486,141	1,133,255

	$(4,835,876)	$(989,351)	$(9,008,425)	$55,088

11.       Comparative figures

Certain of the comparative figures as at December 31, 2005 and July 31, 2005 have been restated to conform with existing account classification adopted for the current quarter.